Exhibit 4.7

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN
This Amendment No. 1 to the Tax Benefits Preservation Plan (this “Amendment”) is made and entered into as of February 25, 2026, by and between TETRA Technologies, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), and amends that certain Tax Benefits Preservation Plan, dated as of February 28, 2023 (the “Plan”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.
WHEREAS, in order to continue the protection of the Company’s Tax Attributes provided by the Plan, the Board of Directors of the Company has determined it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Plan;
WHEREAS, Section 25 of the Plan provides that for so long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Plan in any respect without the approval of any holders of Rights or Common Stock.;
WHEREAS, this Amendment is permitted by Section 25 of the Plan, and the Company desires to amend the Plan as set forth below; and
WHEREAS, pursuant to Section 25 of the Plan, the Company hereby directs that the Plan shall be amended as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:
Section 1.Amendments to Section 7. Section 7.1 of the Plan is hereby amended and restated in its entirety as follows:
7.1    Exercise of Rights.  Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose accompanied by a Signature Guarantee, and any other reasonable evidence of authority that may be reasonably required by the Rights Agent, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time that is the earliest of (i) the close of business on February 28, 202[9] (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 22 (the “Redemption Date”), (iii) the time at which the Rights are exchanged as provided in Section 26, (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in the penultimate paragraph of Section 1.3, (v) the close of business on the effective date of the repeal of Section 382 of the Code if the Board determines that this Plan is no longer necessary or desirable for the preservation of the Tax Attributes and (vi) the close of business on the first day of a taxable year of the Company following a Board determination that no Tax Attributes may be carried forward or otherwise utilized (the earliest of (i), (ii), (iii), (iv), (v) and (vi), the “Expiration Date”).
Section 2.Amendment to Section 24. Section 24 of the Plan is hereby amended to change the Company’s address as follows:
Section 3.TETRA Technologies, Inc.
Section 4. 10000 Energy Drive, Suite 600, Box 4
Section 5.Spring, TX 77389
Section 6.Attn: Corporate Secretary
Section 7.Amendments to Exhibits. All references to the date of “February 28, 2026” in Exhibit B (the Form of Right Certificate) to the Plan shall hereby be changed to “February 28, 202[9]”.
Section 8.Amendment to Section 30. Section 30 of the Plan is hereby amended to add the following sentence at the end:
Section 9.“Nothing in this Section is intended to modify, limit or waive the fiduciary duties of the Board of Directors under applicable law.”
Section 10.Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Plan as contemplated by Section 25 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Plan shall remain in full force and effect.
Section 11.Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
Section 12.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 13.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
Section 14.Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 15.[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.
TETRA TECHNOLOGIES, INC.
By:    /s/Brady M. Murphy
Name: Brady M. Murphy
Title: President and Chief Executive Officer
COMPUTERSHARE TRUST COMPANY, N.A.
By:    /s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager, Client Management

Amendment No. 1 to Tax Benefits Preservation Plan